UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 5, 2006 (November 29, 2006)

International Textile Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

(336) 379-6220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 29, 2006, International Textile Group, Inc. (“ITG”) announced that it will undertake certain restucturing activities at its White Oak plant in Greensboro, North Carolina (“White Oak”). These actions are intended to allow White Oak to better align its production capacity with demand, and to reduce overall operating costs.

Specifically, White Oak will transition to a 3-shift/5-day operating schedule effective January 2, 2007. Additionally, effective at the end of the first quarter of 2007, ITG intends to discontinue its open-end spinning capabilities at White Oak. ITG also believes that this transition will provide a more stable work schedule for employees at the White Oak plant.

As a result of these activities, ITG expects to reduce approximately 260 positions at the White Oak plant, with severance benefits to be paid over a period of up to six months from an employee’s date of termination, depending on the employee’s length of service.

These activities are expected to result in estimated pretax charges for restructuring of approximately $0.9 million, all of which are expected to result in future cash expenditures. The components of these estimated charges include the establishment of a $0.8 million reserve for severance and COBRA benefits in the quarter ending December 31, 2006 and $0.1 million for costs to be paid to relocate and convert equipment to certain of ITG’s other facilities that are expected to be charged during the quarter ending June 30, 2007. The Company also is expected to record in operations during the quarter ending December 31, 2006 a non-cash write-down of approximately $0.1 million on inventory located in the White Oak plant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Gary L. Smith
Name:	Gary L. Smith
Title:	Executive Vice President and Chief Financial Officer

Date: December 5, 2006